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                                                                     Exhibit 2.2

                              CALL OPTION AGREEMENT

            THIS CALL OPTION AGREEMENT (this "Agreement") is made and entered into as of June 15, 2005 by and among Sherman Capital, L.L.C., a Delaware limited liability company ("Sherman Capital"), Mortgage Guaranty Insurance Corporation, a Wisconsin corporation ("MGIC") and Radian Guaranty, Inc., a Pennsylvania corporation ("Radian").

            WHEREAS, MGIC and Radian own Percentage Interests in Sherman Financial Group LLC ("Sherman Financial") and may each desire to increase their equity interests in Sherman Financial; and

            WHEREAS, Sherman Capital is willing to sell to MGIC and Radian, and MGIC and Radian are willing to purchase from Sherman Capital, an option to purchase all or a portion of certain Percentage Interests currently owned by Sherman Capital up to an aggregate amount equal to 13.84% of the aggregate Percentage Interests, on the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

            Section 1. Grant of Option.

            (a) Sherman Capital hereby grants to MGIC an irrevocable option (the "MGIC Option"), on the terms set forth in Section 2 below, to require Sherman Capital to sell to MGIC on the Exercise Date the Final Option Amount with respect to MGIC in consideration of the payment by MGIC to Sherman Capital of the Settlement Price.

            (b) Sherman Capital hereby grants to Radian an irrevocable option (the "Radian Option"), subject to Section 2 below, to require Sherman Capital to sell to Radian on the Exercise Date the Final Option Amount with respect to Radian in consideration of the payment by Radian to Sherman Capital of the Settlement Price.

            (c) In consideration of Sherman Capital's granting of the Options hereunder, each of MGIC and Radian shall each, simultaneously with the execution of this Agreement, pay to Sherman Capital an amount equal to $1 million (the "Option Premium") in immediately available funds to the account specified in writing by Sherman Capital.

            (d) Subject to Section 2(a), each of the MGIC Option and the Radian Option shall expire immediately following the exercise thereof or, if unexercised, shall expire as of the close of business on the Exercise Date.

            (e) Definitions.

            "Business Day" means any day other than (a) Saturday or Sunday or
(b) a day on which commercial banks in New York, New York, are authorized or required by applicable Law or executive order to close.

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            "Collateral" has the meaning set forth in Section 3(b).

            "Defaulting Party" has the meaning set forth in Section 3(f).

            "Delaying Event" has the meaning set forth in Section 2(a)(i).

            "Event of Default" has the meaning set forth in Section 3(f).

            "Exercise Date" has the meaning set forth in Section 2(a)(i).

            "Final Option Amount" means (i) with respect to MGIC, the MGIC Option Amount plus, if MGIC has elected to purchase the Radian Option Amount in accordance with Section 2(a)(ii), the Radian Option Amount and (ii) with respect to Radian, the Radian Option Amount plus, if Radian has elected to purchase the MGIC Option Amount in accordance with Section 2(a)(ii), the MGIC Option Amount.

            "Governmental Entity" means (i) any foreign, federal, state or local government and (ii) any agency or instrumentality thereof, with authority to regulate any operations of the Sherman Capital or any of its Subsidiaries, including banking, lending and credit collection operations.

            "Law" means any statute, law, ordinance, regulation, rule, code, order, rule of common law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity.

            "Manager" has the meaning assigned to such term in the Sherman Financial LLC Agreement.

            "MGIC" has the meaning set forth in the introductory paragraph to this Agreement.

            "MGIC Collateral" has the meaning set forth in Section 3(a).

            "MGIC Option Amount" means Percentage Interests currently owned by Sherman Capital equal in the aggregate to 6.92% of the aggregate Percentage Interests of Sherman Financial, but excluding all Percentage Interests included in the Radian Option Amount.

            "MSI Stockholders Agreement" means that certain Stockholders Agreement of Meeting Street Partners Inc., dated as of the date hereof.

            "Option" means either the Radian Option or the MGIC Option, as the case may be.

            "Option Amount" means either the MGIC Option Amount or the Radian Option Amount, as the case may be.

            "Optionholder" means either MGIC or Radian, as the case may be.

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            "Party" or "Parties" means the persons appearing on the signature page to this Agreement.

            "Percentage Interests" has the meaning assigned to such term in the Sherman Financial LLC Agreement.

            "Radian" has the meaning set forth in the introductory paragraph to this Agreement.

            "Radian Collateral" has the meaning set forth in Section 3(b).

            "Radian Option Amount" means Percentage Interests currently owned by Sherman Capital equal in the aggregate to 6.92% of the aggregate Percentage Interests of Sherman Financial, but excluding all Percentage Interests included in the MGIC Option Amount.

            "Representatives" means, with respect to any Party, such Party's agents, representatives (including its employees, attorneys and consultants, financial or otherwise) and affiliates.

            "Settlement Price" means, with respect to each Optionholder, an amount equal to the Final Option Amount with respect to such Optionholder multiplied by the Sherman Financial Enterprise Value.

            "Sherman Capital LLC Agreement" means that certain Limited Liability Company Agreement of Sherman Capital, dated as of the date hereof.

            "Sherman Financial" has the meaning set forth in the recitals to this Agreement.

            "Sherman Financial Enterprise Value" has the meaning set forth on
Schedule 1.

            "Sherman Financial LLC Agreement" means the Third Amended and Restated Limited Liability Company Agreement of Sherman Financial, dated as of June 1, 2005.

            "UCC" shall mean the Uniform Commercial Code in the State of New
York.

            All other capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Sherman Financial LLC Agreement.

            As used in this Agreement, unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular. A reference to any Party to this Agreement or any other agreement or document shall include such Party's successors and permitted assigns. A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms herewith and therewith. A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment to, and any modification or re-enactment thereof, any legislative provision or regulation substituted therefor and all regulations issued thereunder or pursuant thereto. The headings contained in this Agreement are for convenience and reference

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only and do not form a part of this Agreement. Section references in this
Agreement refer to sections of this Agreement unless otherwise specified.

            Section 2. Exercise of Option.

            (a) Exercise of Option.

            (i) Each Optionholder shall each have the right, but not the obligation, to exercise its Option at 10:00 A.M., New York City time on July 7, 2006 or, if such day is not a Business Day, on the next succeeding Business Day (the "Exercise Date"), by paying to Sherman Capital the Settlement Price in accordance with the following procedures and limitations. Each Optionholder shall give written notice to Sherman Capital and the other Optionholder during a period beginning on the first Business Day following the first anniversary of the signing of this Agreement (which signing occurred June 24, 2005) and ending on the fourth Business Day following such anniversary (but in no event prior to the beginning of such period) indicating whether it will purchase the Option Amount pursuant to its Option. Any such notice shall become irrevocable at the end of such fourth Business Day. If no notice is received from an Optionholder by Sherman Capital during such period, Sherman Capital shall so notify such Optionholder and the other Optionholder and for two (2) Business Days after such notice is received, an Optionholder who had not given notice may give notice as provided above. An Optionholder's failure to notify Sherman Capital that it will purchase the Option Amount in accordance with this Section 2(a) shall be deemed to be an irrevocable election by such Optionholder not to exercise its Option. Notwithstanding the foregoing, an Optionholder's failure to notify Sherman Capital that it will purchase the Option Amount in accordance with this Section 2(a) or to deliver the Settlement Price on July 7, 2006 shall not be deemed an irrevocable election not to exercise its Option to the extent (i) such failure is the result of any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which is such as to pose extreme difficulty for the Optionholder to timely deliver such notice or exercise its Option on the Exercise Date or a circumstance in which the Chief Financial Officer, the Treasurer and the General Counsel of an Optionholder are disabled during a period that includes the first anniversary of the signing of this Agreement and ending on the fourth Business Day thereafter (each a "Delaying Event") and such Optionholder delivers the Settlement Price as soon as practicable, but in no event later than five (5) Business Days, following the later of the onset of the Delaying Event or the availability of communication systems sufficient to permit the delivery of such notice or (ii) (A) such failure is a result of a failure by the Federal Reserve Wire System to deliver the Settlement Price, (B) such Optionholder delivered the appropriate wire instructions in a timely manner to effect the transfer of the Settlement Price to Sherman Capital through the Federal Reserve Wire System prior to the Exercise Date and (C) Sherman Capital receives the Settlement Price from such Optionholder no later than five(5) Business Days after July 7, 2006.

            (ii) (A) If MGIC fails to give notice to Sherman Capital that it will purchase the MGIC Option Amount or elects not to exercise its Option and Radian has elected to purchase the Radian Option Amount, Sherman Capital shall notify Radian of such failure

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      or election on or prior to two (2) Business Days prior to July 7, 2006, and Radian shall be entitled pursuant to its Option to purchase the MGIC Option Amount in addition to the Radian Option Amount by delivering notice to Sherman Capital to that effect on or prior to one (1) Business Day prior to July 7, 2006. (B) If Radian fails to give notice to Sherman Capital that it will purchase the Radian Option Amount or elects not to exercise its Option and MGIC has elected to purchase the MGIC Option Amount, Sherman Capital shall notify MGIC of such failure or election on or prior to two (2) Business Days prior to July 7, 2006, and MGIC shall be entitled pursuant to its Option to purchase the Radian Option Amount in addition to the MGIC Option Amount by delivering written notice to Sherman Capital to that effect on or prior to one (1) Business Day prior to July 7, 2006.

            (iii) Unless otherwise agreed by the parties and except as provided in the final sentence of Section 2(a)(i), each Optionholder exercising its Option shall make payment on July 7, 2006 of its Settlement Price in immediately available funds to the account specified in writing to such Optionholder by Sherman Capital.

            (b) Actions Following Exercise. Upon payment of the Settlement Price, Sherman Capital, MGIC and Radian shall take all such action as may be necessary under the Sherman Financial LLC Agreement to reflect the transactions consummated pursuant to this Agreement on the books and records of Sherman Financial. At the reasonable request of any other Party hereto and without further consideration, each Party hereto shall execute and deliver such additional documents and take such further action as may be necessary or appropriate under all applicable Laws to consummate and make effective, in the most expeditious manner practicable, the exercise of the Options and the transfer of the Percentage Interests purchased by MGIC and/or Radian hereunder.

            Section 3. Grant of Security Interest.

            (a) Grant of Security Interest to MGIC. As security for the timely performance of Sherman Capital's obligation to deliver the Final Option Amount with respect to MGIC to MGIC upon payment of the relevant Settlement Price pursuant to this Agreement, Sherman Capital hereby grants to MGIC a first priority security interest in all of Sherman Capital's right, title and interest, whether now or hereafter acquired, in, to and under the following (the "MGIC Collateral"):

            (i) the Final Option Amount with respect to MGIC;

            (ii) all rights and privileges relating to the foregoing (including, without limitation, voting rights); and

            (iii) all proceeds (as such term is defined in the UCC) of any and all of the foregoing.

            (b) Grant of Security Interest to Radian. As security for the timely performance of Sherman Capital's obligation to deliver the Final Option Amount with respect to Radian to Radian upon payment of the relevant Settlement Price pursuant to this Agreement, Sherman Capital hereby grants to Radian a first priority security interest in all of Sherman Capital's right,

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title and interest, whether now or hereafter acquired, in, to and under the following (the "Radian Collateral" and, together with the MGIC Collateral, the "Collateral"):

            (i) the Final Option Amount with respect to Radian;

            (ii) all rights and privileges relating to the foregoing (including, without limitation, voting rights); and

            (iii) all proceeds (as such term is defined in the UCC) of any and all of the foregoing.

            (c) Transfer of Security Interest. In the event that MGIC becomes entitled to purchase the Radian Option Amount pursuant to Section 2(a)(ii)(B), the security interest granted to Radian pursuant to Section 3(b) with respect to the Radian Collateral shall be released from the grant pursuant to Section 3(b). In the event that Radian becomes entitled to purchase the MGIC Option Amount pursuant to Section 2(a)(ii)(A), the security interest granted to MGIC pursuant to Section 3(a) with respect to the MGIC Collateral shall be released from the grant pursuant to Section 3(a).

            (d) Rights and Obligations Regarding Collateral.

            (i) Sherman Capital agrees promptly to deliver or cause to be delivered to MGIC and Radian any certificate or certificates and any other instruments and documents evidencing the MGIC Collateral, in the case of MGIC, and the Radian Collateral, in the case of Radian, that come into existence from time to time after the date hereof.

            (ii) Sherman Capital will, at its expense, execute, endorse, acknowledge and deliver to MGIC and Radian, all such financing and continuation statements, certificates, legal opinions, instruments and other documents and take all such action, and do or cause to be done all such other things, as MGIC or Radian may, from time to time, deem necessary or advisable, or may reasonably request, in order to give full effect to this Section 3 and to protect and enforce the rights intended to be granted to MGIC and Radian hereunder.

            (iii) Unless and until an Event of Default shall have occurred and be continuing:

         (1) Sherman Capital shall be entitled to exercise any and all voting rights and/or other consensual rights and powers inuring to an owner of the Collateral or any part thereof for any purpose consistent with the terms of this Agreement;

         (2) Sherman Capital shall be entitled to receive and retain any and all distributions made with respect to the Collateral; provided, however, that until actually paid, all rights to such distributions shall remain subject to the security interest of this Agreement; and

         (3) MGIC and Radian shall execute and deliver to Sherman Capital, or cause to be executed and delivered to Sherman Capital, all such proxies, powers of attorney and other instruments as Sherman Capital may reasonably request for the purpose

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            of enabling Sherman Capital to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph
            (iii)(1) above and to receive the distributions it is entitled to receive pursuant to paragraph (iii)(2) above, as soon as reasonably practicable after receipt of a written request from Sherman Capital together with a certificate by Sherman Capital's principal financial officer stating that no Event of Default has occurred and is continuing.

            (e) Representations, Warranties and Covenants. Sherman Capital hereby represents, warrants and covenants, as to itself and the Collateral pledged by it hereunder, to MGIC and Radian (which representations, warranties and covenants will be deemed to be repeated as of the Exercise Date) that:

            (i) on the date of this Agreement, the Collateral is not evidenced by any certificate or certificates or other instruments or documents;

            (ii) it has the power and right to grant a security interest in and lien on the Collateral and has taken all necessary actions to authorize the granting of that security interest and lien;

            (iii) it is the sole owner of the Collateral free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien granted under Section 3 and such other encumbrances or restrictions arising under the Sherman Financial LLC Agreement, MSI Stockholders Agreement or Sherman Capital LLC Agreement;

            (iv) it will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other lien on, the Collateral, other than the security interest and lien granted under Section 3 hereof and such other encumbrances or restrictions arising under the Sherman Financial LLC Agreement, MSI Stockholders Agreement or Sherman Capital LLC Agreement;

            (v) upon the filing of a UCC financing statement naming Sherman Capital as debtor and MGIC as secured party and a description of the MGIC Collateral in the office of the Secretary of State of the State of Delaware, MGIC will have a valid and perfected first priority security interest therein;

            (vi) upon the filing of a UCC financing statement naming Sherman Capital as debtor and Radian as secured party and a description of the Radian Collateral in the office of the Secretary of State of the State of Delaware, Radian will have a valid and perfected first priority security interest therein;

            (vii) the performance by it of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on the Collateral other than the security interest and lien granted under Section 3;

            (viii) its exact legal name, corporate structure and jurisdiction of organization are as shown in Section 4(i) hereof and its chief executive office and primary place of business are located at the address specified in Section 4(i); and

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            (ix) it will not change (i) its name, identity or corporate structure in any manner (including, without limitation, by merger, consolidation, change in corporate form or otherwise) or (ii) the location of its chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have given MGIC and Radian not less than 30 days' prior notice thereof in writing and taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of MGIC's and Radian's security interests in the MGIC Collateral and Radian Collateral, respectively, intended to be granted and agreed to hereby.

            (f) Events of Default. Each of the following constitutes an event of default hereunder (an "Event of Default"). An Event of Default will exist with respect to a Party (such Party, the "Defaulting Party") if:

            (i) any representation or warranty made by a Party in this Agreement proves to have been incorrect or misleading in any material respect when made;

            (ii) that Party fails to comply with or perform any agreement or obligation set forth in this Agreement and that continues for 30 days after notice of that failure is given to that Party.

            (g) Remedies upon Default.

            (i) If any Event of Default shall have occurred and be continuing, subject to the Sherman Financial LLC Agreement, MGIC and Radian shall each have all of the rights and remedies with respect to the MGIC Collateral and Radian Collateral, respectively, of a secured party under the UCC (whether or not in effect in the jurisdiction where the rights and remedies are asserted or sought to be exercised), and such additional rights and remedies to which a secured party is entitled under the Laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted or sought to be exercised. In addition, without being required to give any notice, except as may be required by mandatory provisions of Law, subject to the Sherman Financial LLC Agreement, upon the exercise of its rights and remedies hereunder, MGIC shall have the right to hold the MGIC Collateral and Radian shall have the right to hold the Radian Collateral absolutely free from any claim or right of whatsoever kind.

            (ii) Upon the occurrence and during the continuance of an Event of
      Default:

         (1) All rights of Sherman Capital to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 3(d)(iii)(1) above, and the obligations of MGIC and Radian under paragraph 3(d)(iii)(3) above, shall cease, and all such rights shall thereupon become vested in MGIC and Radian, which shall have sole and exclusive right and authority to exercise such voting and consensual rights and power; and

         (2) All rights of Sherman Capital to distributions or other payments pursuant to Section 3(d)(iii)(2) above shall cease, and all such rights shall thereupon become vested in MGIC and Radian, which shall have the sole and exclusive right and authority to receive and retain such distributions or other payments. All

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            distributions or other payments received by Sherman Capital contrary to the provisions of this paragraph (g)(ii)(2) shall be held in trust for the benefit of MGIC and Radian, shall be segregated from other property or funds of Sherman Capital and shall be forthwith delivered to MGIC and Radian upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by MGIC and Radian pursuant to this paragraph (g)(ii)(2) shall be retained by MGIC and Radian as additional Collateral hereunder and applied in accordance with the provisions hereof.

            (h) Termination. This Agreement shall create a continuing security interest in the MGIC Collateral and Radian Collateral and shall remain in full force until the exercise or expiration of the Options.

            Section 4. Miscellaneous.

            (a) Confidentiality. (i) The parties hereto agree to keep this Agreement strictly confidential, and neither Radian, MGIC nor Sherman Capital shall, without the prior written consent of the other parties, disclose this Agreement or any of its terms to any person (other than its Representatives), except to the extent otherwise required by Law (in which case, the provisions of Section 4(a)(ii) shall apply).

            (i) Notwithstanding anything in this Agreement to the contrary, in the event that a Party is advised by its counsel (who may be internal counsel) that disclosure of this Agreement is required by law, the provisions of the following sentence shall apply. Notwithstanding anything in this Agreement to the contrary, in the event that a Party hereto is advised by its counsel that disclosure of this Agreement is required by law, it is agreed that such Party or its Representative, as the case may be, (i) shall notify the other Parties of such requirement as promptly as practicable, (ii) may, without liability hereunder, disclose this Agreement in the manner it is advised is required by law and (iii) will exercise its best efforts to have confidential treatment accorded to any provision of this Agreement that a Party hereto reasonably requests to have accorded such treatment if such requesting Party takes primary responsibility for preparing and, to the extent permissible by law, processing such request.

            (b) Covenant Not to Permit Distributions. Each Party agrees that, prior to the exercise of the Option or the expiration thereof in accordance with this Agreement, it shall not approve, and shall cause its Manager not to approve, any distribution by Sherman Financial to the extent such distribution will be made following the Exercise Date.

            (c) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors. This Agreement may not be assigned by any Party without the prior written consent of the other parties; provided, that each of MGIC and Radian may assign this Agreement in connection with a Transfer as permitted by Section 9.1(c)(i) or (ii) of the Sherman Financial LLC Agreement.

            (d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK,

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WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE
APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

            (e) Resolutions of Disputes.

            (i) Generally. Unless prohibited by applicable Law, the Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the Parties of its terms shall be settled by binding arbitration held in the Borough of Manhattan, City of New York, State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 4(d). Notwithstanding the foregoing, to the extent the arbitrator(s) does not possess the power to subpoena witnesses necessary to the resolution of a dispute, controversy or claim brought hereunder which a court of competent jurisdiction would possess, such dispute, controversy or claim shall not be subject to the terms of this Section 4(d) and shall instead be subject to resolution in such court. If the Parties to the Sherman Financial LLC Agreement are engaged in or submit a matter to arbitration with respect to or related to the same subject matter as a matter which is to be submitted to arbitration pursuant to this Agreement, such arbitrations shall be jointly conducted.

            (ii) Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator. No arbitrator shall be a current or former officer, manager, director or employee of any Party or any member of Sherman Financial.

            (iii) Procedures: No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the Parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any Party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process, except to the extent such decision shall be premised upon an erroneous application of or shall be contrary to applicable Law. In making any decision, the arbitrator(s) is instructed to preserve, as nearly as possible, to the extent compatible with applicable Law, the original business and economic intent of the Parties embodied in this Agreement.

            (iv) Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

            (v) Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Each

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      Party hereby submits to the in personam jurisdiction of the federal and state courts in the Southern District of New York, and in the borough of Manhattan for the purpose of confirming any such award and entering judgment thereon.

            (vi) Confidentiality. All proceedings under this Section 4 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the arbitrators.

            (vii) Continued Performance. The fact that the dispute resolution procedures specified in this Section 4 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith.

            (viii) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 4 are pending. The Parties will take such action, if any, required to effectuate such tolling.

            (f) Waiver of Jury Trial. WITHOUT LIMITING SECTION 4(D), AND ONLY TO THE EXTENT THAT ANY PROVISION OF SECTION 4(D) IS HELD BY A COURT OF COMPETENT JURISDICTION NOT TO BE ENFORCEABLE, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

            (g) Amendments. Neither this Agreement nor any provision hereof may be amended, modified or waived except by an instrument in writing duly signed by or on behalf of the parties.

            (h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

            (i) Notice. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received if delivered by facsimile transmission:

            if to Radian:

               Radian Guaranty, Inc.
               1601 Market Street
               Philadelphia, PA  19103-2337
               Attention:       General Counsel
               Telephone No.:   (800) 523-1988, ext. 3388
               Fax No.:         (215) 405-9160

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            if to MGIC:

               Mortgage Guaranty Insurance Corporation
               MGIC Plaza, P.O. Box 488
               Milwaukee, Wisconsin  53201-0488
               Attention:       Chief Financial Officer
               With a copy to:  General Counsel
               Telephone No.:   (800) 558-9900
               Fax No.:         (414) 347-6959 (General Counsel)/
                                (414) 347-2655 (CFO)

            if to Sherman Capital:

                  Sherman Capital, L.L.C.
                  5348 Vegas Drive
                  Las Vegas, Nevada  89108
                  Attention:         Secretary
                  Telephone No.:(702) 387-7514
                  Fax No.:   (702) 387-7517

            (j) Headings. The headings of this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

            (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (l) Consistent Reporting. The Parties agree that in preparing and filing federal income tax returns and state or local tax returns that follow federal principles (including returns of Sherman Financial), and in any Internal Revenue Service audit, they will treat the grant of the MGIC Option and Radian Option as the grant of an option on a capital asset that (i) produces no current income for Sherman Capital and (ii) will result in capital gain income to Sherman Capital on the Exercise Date equal to the excess of the Settlement Price plus the Option Premium over Sherman Capital's basis in the Percentage Interests transferred pursuant to the Options.

                            [Signature page follows]

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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their duly authorized officers.

                                    RADIAN GUARANTY, INC.

                                    By:      /s/ Robert Quint
                                       -----------------------------------------
                                    Name:    Robert Quint
                                    Title:   Executive Vice President and
                                    Chief  Financial Officer

                                    MORTGAGE GUARANTY INSURANCE CORPORATION

                                    By:      /s/ J. Michael Lauer
                                       -----------------------------------------
                                    Name:    J. Michael Lauer
                                    Title:   Executive Vice President & Chief
                                    Financial Officer

                                    SHERMAN CAPITAL, L.L.C.

                                    By:      /s/ Les Gutierrez
                                       -----------------------------------------
                                    Name:    Les Gutierrez
                                    Title:   Authorized Representative

                                       13
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                                   Schedule 1

Sherman Financial Enterprise Value shall mean (i) $1.25 billion plus (ii) the lesser of (A) $250 million and (B) the net income of Sherman Financial, as determined in accordance with U.S. generally accepted accounting principles applied consistently, for the period starting on January 1, 2005 and ending on May 31, 2006 minus (iii) the excess of (A) the aggregate amount of all distributions made by Sherman Financial to its members during the period starting on May 1, 2005 and ending on the Exercise Date over (B) $111,728,689.